Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment Nos. 128 and 130 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Limited Term Bond Fund and Fidelity Advisor Mortgage Securities Fund of our reports dated October 19, 2016 relating to the financial statements and financial highlights included in the August 31, 2016 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts October 24, 2016